Exhibit 99.1

StoneMor Partners L.P. Announces 2010 Year-End Results

Levittown, PA, March 29, 2011 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for both the three months and year ended December 31, 2010. Measures released include both GAAP measures as provided for in our quarterly and annual financial statements and other financial measures that we believe help to understand our results of operations, financial position and decision making process:

Critical financial measures (non-GAAP):

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(In thousands)		(In thousands)

Adjusted operating profit (a)	$11,481	$5,863	$37,884	$35,873
Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	70,596	52,237	247,400	217,261
Adjusted operating cash generated (a)	16,071	6,290	40,104	36,141
Distributable free cash flow (a)	$13,569	$5,580	$37,595	$35,123

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(In thousands)		(In thousands)

Total revenues	$55,755	$44,215	$197,292	$181,203
Operating profit (loss)	(795)	441	3,267	12,566
Operating cash flows (deficits)	(6,651)	(1,225)	3,106	14,729
Net loss	$(3,981)	$(7,774)	$(1,446)	$(4,388)

2010 Overview

2010 was an eventful year for our company. As with many other companies, the prolonged economic slowdown provided us with many obstacles. Despite this, we were able to accomplish each of the following critical goals:

•	We became the exclusive operator of 3 cemeteries and acquired 19 cemeteries and 6 funeral homes during the year and have fully integrated them into our operations.

•	We increased our production, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (see “Production Based Revenue”).

•

We held our profit margins relatively consistent for the year, despite the economic downturn. This is evidenced by the ratio of adjusted operating profit to production based revenue, which was 15.3% and 16.5% in 2010 and 2009, respectively. Further, we were able to accomplish this in a year where we integrated 22 cemeteries and 6 funeral homes into our operations. Typically, it takes some time to initiate and develop our pre-need sales programs at acquired cemeteries, while many costs are incurred from inceptions. As a result, acquisitions tend to lower our profit margins in the short-term, as they did in 2010.

•

At December 31, 2010, our net accounts receivable of $105.5 million and merchandise trust assets of $318.3 million exceeded our merchandise trust liability of $113.4 million by $310.4 million. As a result, we feel we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

•

We completed several transactions that strengthened our capital base. In September of 2010, we completed a public offering of 1,725,000 common units. Further, in February of 2011, we completed another public offering of 3,756,155 common units. At the same time, we also amended our credit agreement, and paid off all outstanding amounts on our credit lines and $35.0 million of secured notes. As a result, we currently have availability of $65.0 million on our acquisition credit facility and $55.0 million on our revolving credit facility.

•	We increased the ratio of total liquid net assets at December 31, 2010 to our cash distribution as discussed under “Increased Distribution”

•	We believe we are now well positioned to acquire, grow, and as a potential result, increase future distributions.

Increased Distribution

In January of 2011, we were pleased to announce that we were increasing our distribution to $0.575 in the fourth quarter. This is an increase from our third quarter distribution of $0.565 and second quarter distribution of $0.555. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the impact on our financial position due to our recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position as compared to prior periods. Such buildup is shown in the table below:

	As of	As of
	12/31/2010	12/31/2009
		(As Restated)
	(In thousands)

Liquid assets:

Cash and cash equivalents	$7,535	$13,479
Accounts receivable, net of allowance	45,149	37,273
Long-term accounts receivable - net of allowance	60,314	47,794
Merchandise trusts, restricted, at fair value	318,318	203,829

Total liquid assets	431,316	302,375

Liquid liabilities

Accounts payable and accrued liabilities	23,444	26,574
Accrued interest	2,034	1,829
Current portion, long-term debt	1,386	378
Other long-term liabilities	3,577	2,912
Long-term debt	219,008	182,821
Deferred tax liabilities	18,029	4,676
Merchandise liability	113,356	65,894

Total liquid liabilities	380,834	285,084

Total liquid net assets	$50,482	$17,291

Distribution coverage quarters (a)	5.43	2.26

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (15,577,571 for the year ended December 31, 2010 and 13,357,585 for the year ended December 31, 2009 respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

We believe that this information shows a material improvement in our liquid net asset position and supports our decision to increase our distribution in the fourth quarter of 2010.

Restatement of 2010 and 2009 results

Our 2009 and third quarter of 2010 consolidated financial statements have been restated in our most recent annual report on Form 10-K, which we expect to file on or before March 31, 2011. This restatement does not affect our cash position, our net cash flow or our ability to make distributions. We have also adjusted the results presented in this release to affect this change.

During the second and third quarter of 2009 and the third quarter of 2010, we became the exclusive operator of three cemeteries in Ohio and three cemeteries in Detroit under long term operating agreements. We concluded that under these operating agreements we maintain control, and that the assets and liabilities of the six cemeteries were required to be consolidated with the assets and liabilities of StoneMor. Recently it was determined that the assets and liabilities of these six cemeteries do not qualify for full consolidation. As a result, we eliminated certain of the assets and liabilities and the non-operating non-cash gain from our financial statements. These gains result from the difference between the fair value of the acquired assets and their purchase price.

The operations and cash flow from these cemeteries continue to be properly consolidated.

The deconsolidation of these cemeteries does not have any impact on our cash position, our net cash flows or our distributions. Further, the accounting effects of this deconsolidation will not impact our future cash flows from operations and does not preclude us in any way from entering into similar transactions in the future.

Critical Financial Measures (Non-GAAP)

Production Based Revenue

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

Year to Date

The table below details the components of production based revenue for the years ended December 31, 2010 and 2009 and reconciles it to GAAP revenues.

	Year ended December 31,		Increase	Increase
	2010	2009	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Value of pre-need cemetery contracts written	$113,183	$99,773	$13,410	13.4%
Value of at-need cemetery contracts written	71,764	63,970	7,794	12.2%
Investment income from trusts	28,511	22,706	5,805	25.6%
Interest income	5,649	5,834	(185)	-3.2%
Funeral home revenues	25,546	23,365	2,181	9.3%
Other cemetery revenues	2,747	1,613	1,134	70.3%

Total	$247,400	$217,261	$30,139	13.9%

Less:
Increase in deferred sales revenue and investment income	(50,108)	(36,058)	$(14,050)	39.0%

Total GAAP revenues	$197,292	$181,203	$16,089	8.9%

Non-GAAP revenues increased by $30.1 million, or 13.9%, to $247.4 million during 2010. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $21.2 million on a non-GAAP basis. The overall increase in our production based revenues is also driven by our 2010 acquisitions.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a down economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves. On a non-GAAP basis, the value of pre-need contracts increased $13.4 million, or 13.4%, to $113.2 million during 2010.

The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates. On a non-GAAP basis, the value of at-need contracts increased $7.8 million, or 12.2%, to $71.8 million during 2010.

Investment income from trusts increased on a non-GAAP basis by $5.8 million, or 25.6%, to $28.5 million during 2010. The value of funeral home revenues increased by $2.2 million, or 9.3%, to $25.5 million in 2010. A portion of this increase relates to the funeral homes we acquired in 2010.

Quarter to Date

The table below details the components of production based revenue for the three months ended December 31, 2010 and 2009 and reconciles it to GAAP revenues.

	Three months ended December 31,		Increase	Increase
	2010	2009	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Value of pre-need cemetery contracts written	$28,657	$23,407	$5,250	22.4%
Value of at-need cemetery contracts written	19,211	15,762	3,449	21.9%
Investment income from trusts	12,461	5,793	6,668	115.1%
Interest income	1,267	1,195	72	6.0%
Funeral home revenues	7,388	5,953	1,435	24.1%
Other cemetery revenues	1,612	125	1,487	1189.6%

Total	$70,596	$52,235	$18,361	35.2%

Less:
Increase in deferred sales revenue and investment income	(14,841)	(8,020)	$(6,821)	85.0%

Total GAAP revenues	$55,755	$44,215	$11,540	26.1%

Non-GAAP revenues increased by $18.4 million, or 35.2%, to $70.6 million during the fourth quarter of 2010. This increase is primarily created by increases in the value of pre-need and at-need contracts. The overall increase in our production based revenues is also driven by our 2010 acquisitions.

On a non-GAAP basis, the value of pre-need contracts increased $5.3 million, or 22.4%, to $28.7 million during 2010. On a non-GAAP basis, the value of at-need contracts increased $3.5 million, or 21.9%, to $19.2 million during 2010. The value of funeral home revenues increased by $1.4 million, or 24.1%, to $7.4 million in 2010. A portion of this increase relates to the funeral homes we acquired in 2010.

Adjusted Operating Profit and Profit Margin

We define profit margin as the percentage of adjusted operating profit to production based revenues. The purpose is to provide our unitholders with a financial measure that the Company uses to evaluate its performance.

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match.

The table below presents adjusted operating profits and reconciles these amounts to GAAP operating profits for the three months and years ended December 31, 2010 and 2009:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(In thousands)		(In thousands)

Operating profit (loss)	$(795)	$441	$3,267	$12,566

Increase (decrease) in applicable deferred revenues	14,841	7,744	50,108	36,058

(Increase) decrease in deferred cost of goods sold and selling and obtaining costs	(2,565)	(2,322)	(15,491)	(12,751)

Adjusted operating profit	$11,481	$5,863	$37,884	$35,873

Year and Quarter to Date

Adjusted operating profits increased by $2.0 million, or 5.6%, to $37.9 million in 2010 as compared to $35.9 million in 2009. This increase was caused by the previously discussed increase in production based revenue ($30.1 million) offset by an increase in costs of $28.1 million. The ratio of adjusted operating profit to production based revenue fell slightly to 15.3% in 2010 from 16.5% in 2009. This decrease is caused primarily by increased costs in most areas, which is largely attributable to our 2010 acquisitions. In particular, expenses related to the operations of our cemeteries have increased due to increased labor and maintenance costs. Further, we had an increase of $4.6 million in acquisition related costs.

Adjusted operating profits increased by $5.6 million, or 95.8%, to $11.5 million in the fourth quarter of 2010 as compared to $5.9 million in the fourth quarter of 2009. This increase was caused by the previously discussed increase in production based revenue ($18.4 million) offset by an increase in costs of $12.8 million. The ratio of adjusted operating profit to production based revenue increased to 16.2% in 2010 from 11.2% in 2009. The ratio for the fourth of 2010 quarter is comparable to the ratio for the fourth quarter of 2009. The increase in the quarter as opposed to the year 2010, is reflective of the fact that our major acquisitions occurred in the first half of the year, where we have incurred start-up types of costs to integrate our acquisitions, which has negatively impacted this ratio.

Strengthening Our Capital Base

During the year, and through February of 2011, we completed several transactions that strengthened our capital base. In September of 2010, we completed a public offering in which we sold 1,725,000 common units. Net proceeds to the company from this offering were $39.6 million. In February of 2011, we completed another public offering in which we sold 3,756,155 common units. Net proceeds to the company from this offering were $106.0 million. Concurrent with our February 2011 offering, we also amended our credit agreement and paid off all outstanding amounts on our credit lines. As a result, we currently have availability of $65.0 million on our acquisition credit facility and $55.0 million on our revolving credit facility. We also used the proceeds from this offering to pay off $35.0 million of our secured notes.

As a result, the only large amount of debt that we have is our $150.0 million of Senior Notes which are due in 2017. We believe the availability on our credit facilities and our existing debt structure gives us ample flexibility to gain access to capital and pursue acquisition targets if a suitable acquisition should become available.

These transactions have resulted in a significantly improved capital structure as demonstrated in the table below:

	12/31/2009	12/31/2010 (a)
	(in thousands)

Debt due dates

Debt due within one year	$—	$—
Debt due within three years	—	—
Debt due between three and five years	35,000	—
Debt due between five and ten years	150,000	150,000

Availability under credit lines

Availability under the acquisition line of credit	45,000	65,000
Availability under the revolving line of credit	35,000	55,000
Available accordion feature	$20,000	$—

(a)	The total debt per the balance sheet is $224.0 million at December 31, 2010. The table above excludes $35.0 million of secured notes, $15.0 million of Acquisition Credit Facility and $18.5 million of Revolving Credit Facility which were repaid using the proceeds from our February 2011 public offering as well as $5.5 million in note and financing receivables.

Adjusted Operating Cash Flows and Distributable Free Cash Flow

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows must exceed the sum of routine capital expenditures and partner distributions.

Over shorter periods of time, operating cash flows may be negatively effected by cash flow timing lags created by:

•	net cash inflows into the merchandise trust (“net trust cash flows”)

•	increases in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”).

During periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable.

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. During the three months and year ended December 31, 2010, distributions were greater than operating cash flows, but less than both adjusted operating cash flows and distributable free cash flows. Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unitholders.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(In thousands)		(In thousands)

Operating cash flows (deficits)	$(6,651)	$(1,225)	$3,106	$14,729

Add: net cash inflows into the merchandise trust	12,017	1,579	13,517	6,133
Add: net increase in accounts receivable	3,343	3,289	15,357	9,770
Add: net decrease in merchandise liabilities	1,906	2,339	2,401	4,332
Add (deduct): net decrease (increase) in accounts payable and accrued expenses	(740)	(406)	(516)	996
Other float related changes	6,196	713	6,239	181

Adjusted operating cash generated	16,071	6,290	40,104	36,141

Less: maintenance capital expenditures	(3,739)	(900)	(7,878)	(2,524)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	1,237	190	5,715	1,072
Less (plus): other investing cash flow items	—	—	(346)	434

Distributable free cash flow generated	13,569	5,580	37,595	35,123

Cash on hand - beginning of the period			13,479	7,068

Distributable cash available during the year			51,074	42,191

Partner distributions made	$9,102	$6,813	$32,443	$27,253

(a)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

As can be seen, for both the years ended and the three months ended December 31, 2010 and 2009, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. Adjusted operating cash generated is significantly higher than operating cash flows.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $16.1 million, or 8.9%, to $197.3 million during the year ended December 31, 2010 from $181.2 million during the year ended December 31, 2009. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $13.9 million on a GAAP basis. The overall increase in our production based revenues is also driven primarily by our 2010 acquisitions.

Revenues increased by $11.6 million, or 26.1%, to $55.8 million during the three months ended December 31, 2010 from $44.2 million during 2009. This increase is primarily caused by increases in the value of pre-need and at-need contracts. The overall increase in our production based revenues is also driven by our 2010 acquisitions.

Investment income from trusts increased on a non-GAAP basis by $5.8 million, or 25.6%, to $28.5 million during 2010. However, on a GAAP basis, investment income from trusts has decreased by $1.2 million as we have not met the requirements related to these earnings that allows us to recognize them as revenue, which does not represent the actual earnings of the trusts during the fiscal year.

Operating Profit (Loss)

Operating profit declined by $9.3 million, or 74.0%, to $3.3 million in 2010 from $12.6 million in 2009. The decrease was related to an increase in acquisition related costs of $4.6 million and increased costs in most areas of the business as we integrated 22 cemeteries and 6 funeral homes into our operations.

Operating profit declined by $1.2 million, to a loss of $0.8 million during the three months ended December 31, 2010, compared to a profit of $0.4 million during 2009. The decrease was primarily related to an increase in acquisition related costs of $1.0 million and other smaller increases in various costs across the company.

Net Income (Loss)

The table below breaks out significant changes to net income for both the year and three months ended December 31, 2010 compared to these same periods during 2009:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(in thousands)

Operating profit	$(795)	$441	$3,267	$12,566

Gain on sale of funeral home	—	(41)	—	434
Gain on acquisitions	—	—	7,153	—
Increase (decrease) in value of interest rate swaps	87	(2,681)	4,724	(2,681)
Expenses related to refinancing	—	2,242	—	2,242
Interest expense	5,974	4,143	21,973	14,410

loss before taxes	(6,682)	(8,666)	(6,829)	(6,333)

Total income tax benefit	(2,701)	(892)	(5,383)	(1,945)

Net loss	$(3,981)	$(7,774)	$(1,446)	$(4,388)

We had a net loss of $1.5 million during the year ended December 31, 2010 as opposed to a net loss of $4.4 million in 2009. The total improvement in net income was $2.9 million which was primarily related to the following:

•	The aforementioned $9.3 million decline in operating profits.

•

A recorded gain on the acquisition of cemetery properties of $7.2 million in 2010. The gain represents the amount by which the fair value of net assets acquired was greater than the consideration paid.

•	Refinancing costs of $2.2 million incurred in 2009.

•	A change in the value of interest rate swaps which resulted in a gain of $4.7 million in 2010 as opposed to a loss of $2.7 million in 2010 as we favorably settled the interest swap in 2010.

•	A $7.6 million increase in interest expense related to higher rate debt and debt incurred in connection with our acquisitions.

•	A $3.4 million increase in the benefit from income tax expense.

We had a net loss of $4.0 million during the three months ended December 31, 2010 as opposed to net loss of $7.8 million in 2009. The total decrease in the net loss was $3.8 million which was primarily related to:

•	The aforementioned $1.2 million decline in operating profits.

•	Refinancing costs of $2.2 million incurred in 2009.

•

A change in the value of interest rate swaps which results in a gain of $0.1 million in the three months ended December 31, 2010 as opposed to a loss of $2.7 million in the three months ended December 31, 2009 as we favorably settled the interest swap in 2010.

•	A $1.8 million increase in interest expense related to higher rate debt and debt incurred in connection with our acquisitions.

•	A $1.8 million increase in the benefit from income tax expense

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At December 31, 2010 our backlog was $317.8 million. This is an increase of $81.3 million from $236.5 million at December 31, 2009. This build up in backlog relates primarily to business generated at our newly acquired properties and will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investor Conference Call

An investors’ conference call to review the 2010 results (which will be released before this call) will be held on Tuesday, March 29, 2011, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 749-1342. An audio replay of the conference call will be available by calling (800) 633-8284- through 1:00 p.m. Eastern Time on April 12, 2011. The reservation number for the audio replay is as follows: 21518167. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 260 cemeteries and 58 funeral homes in 25 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward- looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distribution once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2010	2009
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$7,535	$13,479
Accounts receivable, net of allowance	45,149	37,273
Prepaid expenses	3,783	3,531
Other current assets	8,580	4,502

Total current assets	65,047	58,785

Long-term accounts receivable - net of allowance	60,314	47,794
Cemetery property	283,460	228,048
Property and equipment, net of accumulated depreciation	66,249	47,636
Merchandise trusts, restricted, at fair value	318,318	203,829
Perpetual care trusts, restricted, at fair value	249,690	196,276
Deferred financing costs - net of accumulated amortization	9,801	12,020
Deferred selling and obtaining costs	59,422	49,782
Deferred tax assets	605	451
Goodwill	19,851	480
Other assets	14,362	10,200

Total assets	$1,147,119	$855,301

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$23,444	$26,574
Accrued interest	2,034	1,829
Current portion, long-term debt	1,386	378

Total current liabilities	26,864	28,781

Other long-term liabilities	3,577	2,912
Fair value of interest rate swaps	—	2,681
Long-term debt	219,008	182,821
Deferred cemetery revenues, net	388,403	259,323
Deferred tax liabilities	18,029	4,676
Merchandise liability	113,356	65,894
Perpetual care trust corpus	249,690	196,276

Total liabilities	1,018,927	743,364

Partners’ capital
General partner	1,809	1,839
Common partner	126,383	110,098

Total partners’ capital	128,192	111,937

Total liabilities and partners’ capital	$1,147,119	$855,301

See accompanying notes to the Consolidated Financial Statements on the Annual Report filed on Form 10-K for the year ended December 31, 2010.

StoneMor Partners L.P.

Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(unaudited)
Revenues:
Cemetery
Merchandise	$26,322	$22,377	$94,898	$87,836
Services	11,389	7,978	40,951	36,947
Investment and other	10,657	7,907	35,897	33,055
Funeral home
Merchandise	3,057	2,511	10,435	9,701
Services	4,330	3,442	15,111	13,664

Total revenues	55,755	44,215	197,292	181,203

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,367	1,069	5,094	4,727
Merchandise	5,969	4,087	18,435	17,067
Cemetery expense	13,945	10,796	48,784	41,246
Selling expense	10,864	8,946	38,245	34,123
General and administrative expense	6,505	5,811	24,591	22,498
Corporate overhead (including $178 and $438 and $711 and $1,576 in unit based compensation for the three months and year ended
December 31, 2010 and 2009	8,184	6,066	24,379	22,370
Depreciation and amortization	2,640	1,732	8,845	6,528
Funeral home expense
Merchandise	1,168	967	4,001	3,716
Services	2,868	2,381	9,752	9,275
Other	1,803	1,729	6,184	6,015
Acquisition related costs	1,237	190	5,715	1,072

Total cost and expenses	56,550	43,774	194,025	168,637

Operating profit (loss)	(795)	441	3,267	12,566

Gain on sale of funeral home	—	(41)	—	434
Gain on acquisitions	—	—	7,153	—
Increase (decrease) in fair value of interest rate swaps	87	(2,681)	4,724	(2,681)
Expenses related to refinancing	—	2,242	—	2,242
Interest expense	5,974	4,143	21,973	14,410

Income (loss) before income taxes	(6,682)	(8,666)	(6,829)	(6,333)

Income tax expense (benefit)
State	(279)	411	(245)	808
Federal	(2,422)	(1,303)	(5,138)	(2,753)

Total income tax expense (benefit)	(2,701)	(892)	(5,383)	(1,945)

Net income (loss)	$(3,981)	$(7,774)	$(1,446)	$(4,388)

General partner’s interest in net income (loss) for the period	$(80)	$(155)	$(29)	$(87)

Limited partners’ interest in net income (loss) for the period
Common	$(3,901)	$(6,362)	$(1,417)	$(3,622)
Subordinated	$—	$(1,257)	$—	$(679)

Net income (loss) per limited partner unit - basic	$(.25)	$(.61)	$(.10)	$(.36)
Net income (loss) per limited partner unit - diluted	$(.25)	$(.61)	$(.10)	$(.36)

Weighted average number of limited partners’ units outstanding basic and diluted	15,570	12,463	14,133	12,034

See accompanying notes to the Consolidated Financial Statements on the Annual Report filed on Form 10-K for the year ended December 31, 2010.

StoneMor Partners L.P.

Consolidated Statement of Cash Flows

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
	(Unaudited)
Operating activities:
Net income (loss)	$(3,981)	$(7,774)	$(1,446)	$(4,388)
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	2,710	1,249	7,124	5,179
Depreciation and amortization	2,641	1,732	8,845	6,528
Unit-based compensation	168	438	711	1,576
Previously capitalized acquisition costs	—	—	—	1,365
Write down of deferred financing fees	—	2,242	—	2,242
Accretion of debt discount	88	34	340	34
Change in fair value of interest rate swaps	1,961	2,681	(2,681)	2,681
Gain on sale of funeral home	—	41	—	(434)
Gain on acquisitions of cemetery properties	—	—	(7,154)	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(3,343)	(3,289)	(15,357)	(9,770)
Allowance for doubtful accounts	(1,780)	(213)	951	103
Merchandise trust fund	(12,017)	(1,579)	(13,517)	(6,133)
Prepaid expenses	216	627	(252)	(109)
Other current assets	(1,795)	(60)	(3,836)	(239)
Other assets	(382)	263	144	(416)
Accounts payable and accrued and other liabilities	740	1,374	516	(125)
Deferred selling and obtaining costs	(1,885)	(1,673)	(9,640)	(7,987)
Deferred cemetery revenue	14,332	7,269	46,060	32,225
Deferred taxes (net)	(2,418)	(2,248)	(5,301)	(3,271)
Merchandise liability	(1,906)	(2,339)	(2,401)	(4,332)

Net cash provided by (used in) operating activities	(6,651)	(1,225)	3,106	14,729

Investing activities:
Cash paid for cemetery property	(359)	(1,090)	(2,200)	(4,770)
Purchase of subsidiaries, net of common units issued	(665)	—	(39,127)	—
Divestiture of funeral home	—	(41)	—	434
Cash paid for management agreements	—	—	(346)	(5,320)
Cash paid for property and equipment	(3,739)	(900)	(7,878)	(2,524)

Net cash used in investing activities	(4,763)	(2,031)	(49,551)	(12,180)

Financing activities:
Cash distribution	(9,102)	(6,813)	(32,443)	(27,253)
Additional borrowings on long-term debt	11,764	151,565	75,400	260,647
Repayments of long-term debt	(784)	(153,146)	(41,712)	(239,862)
Proceeds from public unit offering	(611)	23,680	38,891	23,680
Proceeds from general partner contribution	7	509	1,038	509
Cost of financing activities	(283)	(8,429)	(673)	(13,859)

Net provided by financing activities	991	7,366	40,501	3,862

Net increase (decrease) in cash and cash equivalents	(10,423)	4,110	(5,944)	6,411
Cash and cash equivalents - Beginning of period	17,958	9,369	13,479	7,068

Cash and cash equivalents - End of period	$7,535	$13,479	$7,535	$13,479

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$—	$3,404	$21,433	$13,239

Cash paid during the period for income taxes	$450	$149	$1,411	$1,886

Non-cash investing and financing activities
Acquisition of asset by assumption of directly related liability	$—	$—	$2,532	$2,150
Issuance of limited partner units for cemetery acquisition	$—	$—	$5,785	$—

See accompanying notes to the Consolidated Financial Statements on the Annual Report filed on Form 10-K for the year ended December 31, 2010.